Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

March 30, 2012

Dear Commissioners:

We have read the statements made by ZipRealty, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of ZipRealty, Inc., dated March 29, 2012. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Pricewaterhouse Coopers LLP